COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210 phone

Vion Pharmaceuticals Presents Updated Clinical Data from

a Phase II trial of Cloretazine® (VNP40101M) in

Patients with Relapsed or Refractory Small Cell Lung Cancer

NEW HAVEN, CT, June 4, 2007 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) announced that it presented updated clinical data in a poster session at the 43rd Annual Meeting of The American Society of Clinical Oncology (ASCO) on its lead anticancer agent Cloretazine® (VNP40101M) as a single agent in a Phase II trial in patients with relapsed or refractory small cell lung cancer.

The Phase II trial evaluates Cloretazine® (VNP40101M) in two separate subpopulations of small cell lung cancer: (i) sensitive relapse disease and (ii) refractory disease. Sensitive relapse disease is defined as relapse after three months of first-line therapy and refractory disease is defined as relapse within three months of first-line therapy.  Data are presented on a total of 48 evaluable patients: (i) 20 patients in the sensitive relapse arm and (ii) 28 patients in the refractory arm.

Patients on the trial initially received 125 mg/m2 of Cloretazine® (VNP40101M) weekly for three weeks, every six weeks.  This dose was later reduced by protocol amendment to 100 mg/m2 weekly for three weeks every six weeks due to the incidence of grade 3 and 4 thrombocytopenia at the initial dose level.

Of the 20 evaluable patients on the sensitive relapse arm, there have been 6 patients with partial response and one patient awaiting confirmation of response (overall, 35% response rate), and 3 patients have stable disease. Four of 13 sensitive relapse patients responded at the 125 mg/m2 dose level and 3 of 7 sensitive relapse patients responded at the 100 mg/m2 dose level.  Of the 28 patients with refractory disease treated with Cloretazine® (VNP40101M), 1 patient achieved a partial response and 3 patients have demonstrated stable disease.

A total of 55 patients were evaluable for toxicity. Grade 3 and 4 thrombocytopenia was observed in 14 of 31 patients (45%) at the 125 mg/m2 dose level.  Thrombocytopenia was substantially reduced at the 100 mg/m2 dose, where 5 of 24 patients (21%) had grade 3 or 4 thrombocytopenia.

Small cell lung cancer metastasizes frequently to the bone marrow and the brain. Eighteen patients on the study presented with brain metastases. Of these patients, 3 achieved a partial systemic response and 3 demonstrated stable disease.

Dr. F. Anthony Greco, Director of the Sarah Cannon Research Institute in Nashville, Tennessee, commented, “Cloretazine® (VNP40101M) has impressive activity in small cell lung cancer in the second-line setting, including activity against brain metastases, and further evaluation is warranted.”

Ann Cahill, Vion’s Vice President, Clinical Development, said, “Our solid tumor clinical development plan for Cloretazine® (VNP40101M), which includes our Phase II trial in small cell lung cancer, and the recently completed trials in adult and pediatric brain tumors, is an important part of the overall clinical development program for this novel alkylating agent.” Ms. Cahill added, “We are encouraged by this promising data in small cell lung cancer."

Additional data from a Phase I trial conducted by the Pediatric Brain Tumor Consortium of Cloretazine® (VNP40101M) as a single agent in pediatric brain tumors will be presented at the ASCO Annual Meeting in poster U1 in S Hall A2 at the McCormick Place Convention Center on Monday, June 4, 2007 from 1 to 5 p.m.

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials.  Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia.  An additional trial of Cloretazine® (VNP40101M) as a single agent in small cell lung cancer is also underway.  Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute.  In preclinical studies, Vion is also evaluating VNP40541, a hypoxia-selective compound, and hydrazone compounds.  The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors.  For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion's Annual Report on Form 10-K for the year ended December 31, 2006. In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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